Exhibit 99.1

Contact:	M. Stephen Walker
Vice President-Finance and Chief Financial Officer
(251) 639-8100

PRESS RELEASE CORRECTION – COMPUTER PROGRAMS AND SYSTEMS, INC.

ANNOUNCES SECOND QUARTER RESULTS

The press release issued by Computer Programs and Systems, Inc. (NASDAQ/NM: CPSI) on July 22, 2004, contained an error in the calculation of the provision for income taxes for the quarter ended June 30, 2004. The Company’s provision for income taxes for the quarter was $1.0 million instead of $0.8 million as initially reported. This change affects the Company’s reported net income for the quarter, which was $1.5 million instead of $1.7 million as initially reported; the percent reduction in net income compared with the quarter ended June 30, 2003, which was 31.3% instead of 20.8% as initially reported; and the net income per diluted share, which was $0.14 per diluted share instead of $0.16 as initially reported. Corresponding corrections have also been made to the financial information presented for the sixth months ended June 30, 2004, as well as to the Company’s Unaudited Condensed Balance Sheet. The Company reaffirms its initial guidance that, for the third quarter of 2004, the Company anticipates total revenues of $20.0 to $21.0 million and net income of approximately $1.8 to $2.0 million, or $0.17 to $0.19 per diluted share. The corrected press release appears in its entirety below:

COMPUTER PROGRAMS AND SYSTEMS, INC.

ANNOUNCES SECOND QUARTER RESULTS

Company Declares Regular Quarterly Dividend of $0.12 Per Share

Highlights:

•	Signed 13 new system installation contracts;

•	Average new system installation contract size increased 44% over last quarter;

•	Signed one full and five partial business office outsourcing contracts; and

•	Declares regular quarterly dividend of $0.12 per share.

MOBILE, Ala. (July 28, 2004) – Computer Programs and Systems, Inc. (NASDAQ/NM:CPSI), a leading provider of healthcare information solutions, today announced results for the second quarter and six months ended June 30, 2004.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.12 (twelve cents) per share, payable August 27, 2004, to shareholders of record as of the close of business on August 6, 2004.

David Dye, chief executive officer and president of CPSI, stated, “Based on the number and quality of our new hospital installation contracts signed in the second quarter, we believe that the quarter marked the beginning of a trend whereby community hospitals will be increasingly investing in CPSI’s integrated information technology solutions in order to improve efficiency and provide their caregivers with a complete electronic patient record. As we began to observe in the first quarter, the number of hospitals in our sales pipeline that are actively pursuing the purchase of a new information technology system continues to increase.”

Total revenues for the second quarter ended June 30, 2004, decreased 4.5% to $19.0 million compared with total revenues of $19.9 million for the prior year period. Net income for the quarter ended June 30, 2004, decreased 31.3% to $1.5 million, or $0.14 per diluted share, compared with $2.1 million, or $0.20 per diluted share, for the quarter ended June 30, 2003. Cash provided from operations for the second quarter was $1.3 million compared with $2.6 million for the same period last year.

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CPSI Announces Second Quarter Results (Corrected)

July 28, 2004

Total revenues for the six months ended June 30, 2004, decreased 6.9% to $37.2 million compared with total revenues of $40.0 million for the prior year period. Net income for the first half of 2004 decreased 47.3% to $2.2 million, or $0.21 per diluted share, compared with $4.2 million, or $0.40 per diluted share, for the first half of 2003. Cash provided from operations for the six months ended June 30, 2004, was $4.6 million compared with $4.2 million for the same period last year.

For the third quarter of 2004, the Company anticipates total revenues of $20.0 to $21.0 million and net income of approximately $1.8 to $2.0 million, or $0.17 to $0.19 per diluted share. CPSI’s 12-month backlog as of June 30, 2004, was $64.9 million, consisting of $16.9 million in non-recurring system purchases and $48.0 million in recurring payments for support, outsourcing, ASP and ISP contracts.

Mr. Dye continued, “We are excited about the prospects for growth in our outsourcing services revenue for the remainder of this year based on our contract signings in the first half of 2004. In particular, CPSI’s business office outsourcing solutions continue to be well received, as evidenced by feedback we have received from several clients whom we have assisted in greatly reducing their days in accounts receivable.”

In closing, Mr. Dye added, “During the second quarter, we signed contracts with 13 new client hospitals, and, in doing so, our company achieved the significant milestone of adding its 500th hospital client. With an improving healthcare reimbursement environment and an ever increasing realization among politicians and providers that investment in information technology can improve the quality of patient care, we believe that CPSI remains well positioned to continue to increase its customer base and capitalize on our industry’s growth trends for the remainder of 2004 and into 2005.”

A listen-only simulcast and replay of CPSI’s second quarter conference call is available on-line at www.cpsinet.com and www.fulldisclosure.com.

About Computer Programs and Systems, Inc.

CPSI is a leading provider of healthcare information solutions for community hospitals with over 500 client hospitals in 45 states. Founded in 1979, the Company is a single-source vendor providing comprehensive software and hardware products, complemented by complete installation services and extensive support. Its fully integrated, enterprise-wide system automates clinical and financial data management in each of the primary functional areas of a hospital. CPSI’s staff of over 650 technical, healthcare and medical professionals provides system implementation and continuing support services as part of a comprehensive program designed to respond to clients’ information needs in a constantly changing healthcare environment. For more information, visit www.cpsinet.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potential,” “may,” “continue,” “should,” “will” and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry; saturation of our target market and hospital consolidations; changes in customer purchasing priorities and demand for information technology systems; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new technology and products in response to market demands; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; failure of our products to function properly resulting in claims for medical losses; government regulation of our products and customers; interruptions in our power supply and/or telecommunications capabilities and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

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CPSI Announces Second Quarter Results (Corrected)

July 28, 2004

COMPUTER PROGRAMS AND SYSTEMS, INC.

Unaudited Condensed Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales revenues:
System sales	$7,686	$9,638	$14,790	$19,740
Support and maintenance	9,309	8,451	18,564	16,749
Outsourcing	2,019	1,819	3,872	3,494

Total sales revenues	19,014	19,908	37,226	39,983

Cost of sales:
System sales	6,146	6,501	12,579	13,634
Support and maintenance	4,113	4,017	8,257	7,928
Outsourcing	1,213	1,070	2,352	2,064

Total cost of sales	11,472	11,588	23,188	23,626

Gross profit	7,542	8,320	14,038	16,357

Operating expenses:
Sales and marketing	1,445	1,668	2,729	3,036
General and administrative	3,744	3,344	7,817	6,788

Total operating expenses	5,189	5,012	10,546	9,824

Operating income	2,353	3,308	3,492	6,533
Interest income, net	56	48	118	93
Other	70	18	79	57

Income before taxes	2,479	3,374	3,689	6,683
Provision for income taxes	1,029	1,262	1,484	2,500

Net income	$1,450	$2,112	$2,205	$4,183

Basic earnings per share	$0.14	$0.20	$0.21	$0.40

Diluted earnings per share	$0.14	$0.20	$0.21	$0.40

Weighted average shares outstanding:
Basic	10,490	10,488	10,490	10,488
Diluted	10,532	10,544	10,529	10,556

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CPSI Announces Second Quarter Results (Corrected)

July 28, 2004

COMPUTER PROGRAMS AND SYSTEMS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$10,972	$9,473
Accounts receivable, net of allowance for doubtful accounts of $1,025 and $904 respectively	10,552	11,917
Financing receivables, current portion	987	1,113
Inventory	1,233	1,102
Deferred tax assets	1,181	973
Prepaid expenses	274	364
Prepaid income taxes	—	120

Total current assets	25,199	25,062

Financing receivables, long-term	1,132	794
Property and equipment	10,440	9,909
Accumulated depreciation	(5,275)	(4,561)

Total assets	$31,496	$31,204

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,078	$1,126
Deferred revenue	1,620	1,634
Accrued vacation	1,651	1,562
Other accrued liabilities	931	1,130
Income taxes payable	420	—

Total current liabilities	5,700	5,452

Deferred tax liabilities	329	—

Stockholders’ equity:
Common stock, par value $0.001 per share, 30,000,000 shares authorized, 10,489,849 shares issued and outstanding	10	10
Additional paid-in capital	17,292	17,290
Deferred compensation	(148)	(174)
Retained earnings	8,313	8,626

Total stockholders’ equity	25,467	25,752

Total liabilities and stockholders’ equity	$31,496	$31,204

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